  EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Toga Limited on Form S-1 to be filed on July 11, 2019, of our Report of Independent Registered Public Accounting Firm, dated March 19, 2019, on the consolidated balance sheet of Toga Limited as of July 31, 2018 and the related consolidated statement of operations, consolidated stockholders' equity (deficit) and consolidated cash flows for the year then ended July 31, 2018, which appears in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

July 11, 2019